Proposal 1: Election of Directors.

Name	For Votes	Withheld Votes	Broker Non-Votes
Elizabeth W. Camp	118,524,200	961,549	15,754,230
Paul D. Donahue	118,752,230	733,518	15,754,230
Gary P. Fayard	118,499,979	985,770	15,754,230
Thomas C. Gallagher	117,396,317	2,089,432	15,754,230
John R. Holder	118,487,941	997,807	15,754,230
Donna W. Hyland	118,566,667	919,081	15,754,230
John D. Johns	114,312,911	5,172,837	15,754,230
Robert C. Loudermilk, Jr.	118,476,487	1,009,262	15,754,230
Wendy B. Needham	117,559,719	1,926,029	15,754,230
Jerry W. Nix	118,277,293	1,208,456	15,754,230
E. Jenner Wood III	117,944,030	1,541,719	15,754,230

Proposal 2: Advisory Vote on Executive Compensation.

The shareholders approved the compensation of the Company’s executive officers, including the Company’s compensation practices and principles and their implementation. The holders of 114,979,675 shares of Common Stock voted in favor of the proposal, holders of 3,899,332 shares voted against, holders of 606,741 shares abstained, and there were 15,754,230 broker non-votes.

Proposal 3: Frequency of Shareholders’ Vote on Executive Compensation.

The shareholders approved the frequency of the shareholders’ vote on the compensation of the Company’s executive officers to be every year. The holders of 102,637,406 shares of Common Stock voted in favor of approving the executive officers’ compensation every year, holders of 347,352 shares of Common Stock voted in favor of approving the executive officers’ compensation every two years and holders of 16,091,519 shares of Common Stock voted in favor of approving the executive officers’ compensation every three years. Holders of 409,472 shares abstained, and there were 15,754,230 broker non-votes.

Proposal 4: Ratification of Selection of Independent Auditors.

The shareholders ratified the selection of Ernst & Young LLP as independent auditors of the Company for 2017. The holders of 129,193,881 shares of Common Stock voted in favor of the ratification, holders of 5,842,085 shares voted against, holders of 204,013 shares abstained, and there were no broker non-votes.